Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

TESSERA HOLDING CORPORATION,

a Delaware corporation

Tessera Holding Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies that:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 15, 2016.

2. The amendment of the Restated Certificate of Incorporation herein certified was duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Article I of the Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“The name of this corporation is Xperi Corporation (the “Corporation”).

4. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Tessera Holding Corporation has caused this Certificate of Amendment to be signed by Paul E. Davis, its Senior Vice President, General Counsel and Corporate Secretary, this 22nd day of February, 2017.

TESSERA HOLDING CORPORATION

By:	/s/ Paul E. Davis
Paul E. Davis
Senior Vice President, General Counsel and Corporate Secretary